EXHIBIT 99.4

March 29, 2021

Troika Media Group, Inc.

1715 N. Gower Street

Los Angeles, CA 90028

Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form S-1 (the “Registration Statement”) of Troika Media Group, Inc. (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately prior to the listing of the Company’s shares of Common Stock on the Nasdaq Capital Market, I will serve as a member of the Board of Directors of the Company.

Sincerely yours,

/s/ Martin Pompadur

Martin Pompadur